Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of EQT Corporation for the registration of up to $3,868,879,000 of debt securities and to the incorporation by reference therein of our reports dated February 20, 2024, with respect to the consolidated financial statements of Equitrans Midstream Corporation, and the effectiveness of internal control over financial reporting of Equitrans Midstream Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023 and incorporated by reference in EQT Corporation’s Current Report on Form 8-K dated July 22, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

July 25, 2025